Exhibit 10.1
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
EXECUTION COPY
MASTER SUPPLY AGREEMENT
     This Master Supply Agreement (“Agreement”) is entered into as of this 21st day of May, 2008, (“Effective Date”) by and between Evergreen Solar, Inc., having its principal place of business at 138 Bartlett Street, Marlboro, MA 01752-3016 USA (“Evergreen”), and Ralos Vertriebs GmbH., having its principal place of business at 64720 Michelstadt Hessen, Germany (“Purchaser” and together with Evergreen, the “Parties”, each one a “Party”).
      1. DEFINITIONS
          (a) “Affiliate” means any entity controlled by a Party at the relevant time. For the purposes of this definition, “control” means the beneficial ownership of more than fifty percent (50%) of the voting rights of the respective entity. [****]
          (b) “Flash Test Data” means the flash test data specified by Evergreen in this Agreement or relevant documentation provided by Evergreen, a sample of which is included in Schedule 4.
          (c) [****]
          (d) “Purchase Order” means a purchase order for the purchase of Products properly placed under this Agreement.
          (e) “Product” means any Product set forth in Schedule 2 to be supplied by Evergreen to Purchaser under this Agreement.
          (f) “Quarter” means calendar quarter (i.e., any of (i) January, February and March, (ii) April, May and June, (iii) July, August and September, or (iv) October, November and December). Notwithstanding the foregoing, in the event of a change of Evergreen’s fiscal year end, upon Evergreen’s request, the Parties shall promptly discuss and mutually agree to corresponding adjustments, if any, to the definition of “Quarter,” and references to the calendar year, to the extent necessary or appropriate.
          (g) “Specifications” means the technical specifications for a Product, as expressly set forth in Schedule 2 for the respective Product, and as may be changed from time to time as set forth in Section 7 below.
          (h) “Termination Date” means the Termination Date as defined in Schedule 1 under the heading “Supply Period.”

          (i) “Territory” means the Territory specified in Schedule 1.
          (j) “User Documentation” means end user documentation for the Products provided by Evergreen to Purchaser for distribution to end users with the Products.
      2. SCOPE
     This Agreement is intended by the Parties to serve as the operating requirements, terms and conditions regarding their respective business relationship. This Agreement and the terms and conditions set out in this Agreement shall prevail over the terms and conditions of any Purchase Order, acknowledgment form, general terms and conditions or other instrument (collectively, the “Other Instrument”) of either Party even if such Other Instrument purport to supersede these terms unless such Other Instrument is agreed by both Parties and expressly references this Section 2. Any other terms in Other Instruments in connection with orders or acknowledgements are hereby deemed to be material alterations and notice of objection to and rejection of them is hereby given.
      3. ANNUAL AND QUARTERLY COMMITMENTS
          (a) Annual Commitments. Evergreen agrees to sell to Purchaser, and Purchaser agrees to buy Products, in each case, on an annual, firm commitment basis, the aggregate quantities for the specified years set forth on Schedule 1 (for each applicable year, the “Annual Commitment”). Nothing in Section 3(b) (Quarterly Commitments) or Section 3(c)(Product Type Allocation) shall require Evergreen to sell or Purchaser to purchase more than, or allow Purchaser to purchase or Evergreen to sell less than, the Annual Commitment. All quantities set out in Annual Commitment refer to Products shipped by Evergreen in accordance with Section 6(a) through the respective year.
          (b) Quarterly Commitments. No later than [****] of each calendar year, Purchaser shall provide Evergreen with a binding forecast of the quantities of total Product and corresponding quantities of each Product type that Purchaser wishes to purchase in each respective Quarter of such upcoming year (the “Quarterly Commitments”), which quarterly quantities shall be between twenty percent (20%) and thirty percent (30%) of the applicable Annual Commitment and shall, in the aggregate, equal Purchaser’s applicable Annual Commitment. Notwithstanding Purchaser’s forecast, Evergreen shall only be obligated to provide for shipment (i) in each Quarter for Products of quantities between a minimum of twenty percent (20%) and up to a maximum of thirty percent (30%) of the applicable Annual Commitment or (ii) on an annual calendar year basis, the applicable Annual Commitment. Evergreen shall notify Purchaser within [****] business days of receipt of Purchaser’s forecast if Evergreen does not accept Purchaser’s forecast for the full amount specified by Purchaser for each applicable Quarter in Purchaser’s forecast. [****]
          (c) Additional Orders. If Purchaser wishes to order any quantities exceeding the Annual Commitment, the Parties agree to enter into good faith negotiation on the delivery of such quantities to the degree that Product is available and pricing can be negotiated.
      4. PURCHASE ORDERS
          (a) In General. Purchaser shall place Purchase Orders for and buy Products in accordance with the terms and conditions of this Agreement. Purchaser shall place Purchase Orders at least four (4) months in advance of the respective requested shipment date. If Purchaser does not issue Purchase Orders for a Quarter which in the aggregate match the respective Quarterly Commitments, Evergreen may issue Order Confirmations to the customer and ship the respective forecasted Quarterly Commitments for the respective Quarter, referencing this contract and the agreed Quarterly and Annual Commitments.
          (b) Placement of Orders and Acceptance. Purchase Orders may be sent by telefax or other electronic media approved by Evergreen and shall specify Product type, quantity, destination, and requested shipment date. Evergreen must accept such Purchase Orders by written notice or e-mail transmission delivered to Purchaser within [****] business days following Evergreen’s receipt of such Purchase Order. Unless Evergreen rejects any Purchase Order within [****] business days by written notice or e-mail transmission following Evergreen’s receipt of such Purchase Order, the Purchase Order is deemed to be accepted by Evergreen. Evergreen will specify the reason it rejects any Purchase Order. In the case of rejections based on a requested shipment date which cannot be satisfied by Evergreen, the parties will work together to resolve the basis for Evergreen’s rejection and Evergreen agrees that any unshipped portion of the applicable Quarterly Commitment covered by a Purchase Order provided to Evergreen will be shipped no later than the last day of the applicable Quarter if the only cause for rejection of such Purchase Order was the requested shipping date.
          (c) Shipment Date and Rescheduling. Purchaser may reschedule for later shipment any Purchase Order; provided, however, that Purchaser shall not violate the other requirements of this Agreement including Section 3 (Annual and Quarterly Commitments) and that it is at least [****] working days before the estimated ship date. For the avoidance of doubt, Purchaser shall not reschedule Purchase Orders such that Purchaser would request shipment in the respective Quarter of less than the Quarterly Commitments or otherwise violate the terms of this Agreement.
          (d) Placement of Orders by Affiliates. Evergreen shall accept Purchase Orders meeting the requirements of this Agreement from third parties that are Affiliates of Purchaser’s, provided that Purchaser has confirmed in writing that such third parties are Affiliates. Such Purchase Orders shall be deemed to have been made by Purchaser under this Agreement. Purchaser shall be responsible for the compliance with the terms and conditions of this Agreement, including payment, with respect to any such Purchase Order placed by its Affiliates, and shall indemnify and hold Evergreen harmless for any claims (i) against Evergreen by such Affiliates, except for claims to the extent they result from Evergreen’s breach of this Agreement or the respective Purchase Order or Evergreen’s conduct outside the scope of this Agreement, or (ii) arising from any breach of this Agreement or the respective Purchase Order by Purchaser’s Affiliate. Notwithstanding the foregoing, in the event that Purchaser represents that an entity is an Affiliate of Purchaser from which orders are to be accepted hereunder and has not revoked the authority to accept orders from such Affiliate or informed Evergreen that such party is no longer an Affiliate, Evergreen shall have the right to treat such orders as Purchase Orders by an Affiliate of Purchaser under this Section 4(d) (Placement of Orders by Affiliates) notwithstanding such entity’s failure to actually qualify as an Affiliate as defined herein.

      5. PROVISION OF DATA
          (a) End User Statistics and Performance Data. Purchaser shall provide Evergreen with quarterly reports detailing location and channel in which the Products are sold and installed, but only to the extent such information is known by Purchaser, easily transmittable to Evergreen without undue expense to Purchaser and may be provided by Purchaser to Evergreen without breach of any applicable law. Subject to the foregoing provision, such reports shall be in a format and include information reasonably requested by Evergreen including without limitation location information to the postal code level of the respective sales and installations. In addition, upon Evergreen’s reasonable request, Purchaser shall provide semi-annual performance monitoring data for all Purchaser’s installations for which monitoring data is available and easily transmittable to Evergreen without undue expense to Purchaser and provided that Purchaser has the right to share such data. Any such data may only be used by Evergreen for general market research and technical monitoring purposes [****] All such data shall be considered Confidential Information within the meaning of Section 12(a).
          (b) Flash Test Data. Evergreen shall provide Purchaser with Flash Test Data for the Products in each shipment within three (3) days of shipment.
     6. SHIPMENT, TITLE AND RISK OF LOSS
          (a) Shipment. Except as otherwise may be agreed by Evergreen and Purchaser in writing, Evergreen will make the Products available for shipment under accepted Purchase Orders [****]. Evergreen shall use commercially reasonable efforts to make the Products available for shipment in accordance with the estimated shipment date provided in Evergreen’s acknowledgement.
          (b) Packaging. All Products shall be prepared for shipment in a manner that follows commercially reasonable practices and is reasonably adequate to ensure safe arrival.
          (c) Title, Risk of Loss, Security Interest. Title to the Products passes to Purchaser when goods pass the ships rail and are on board the vessel at Evergreen’s shipping port, from which point Purchaser is responsible for all risk of loss or damage, save that covered by the required shipping insurance paid for by Evergreen.
     7. PRODUCT CHANGES
     Evergreen shall have the right to make any changes to the Products that do not affect the form, fit or function of the Products without notice. In the event that proposed changes to the Specifications that will affect the form, fit or function of the Products, Evergreen will inform Purchaser at least ninety (90) days in advance prior to implementing such changes. Evergreen shall not incur any liability thereby or any obligation to provide such changes or improvements on Products purchased by Purchaser before such changes or improvements are implemented into the Products. If such changes cause Purchaser (or its Affiliates) to cancel or modify Purchase Orders because Purchaser’s (or Affiliates’) end users refuse to accept the Products as modified, then Purchaser (or its Affiliates) will not incur any liability as a result of such change or cancellation in any Purchase Order and the Quarterly requirements represented by such changes or cancellations, as the case may be. [****]
     8. PRICES AND PAYMENT
          (a) Product Prices. Prices for the Products shall be as set forth in Schedule 1. Unless otherwise specified in Schedule 1, invoices for Products will be issued upon shipment.
          (b) Taxes. Purchaser shall bear all sales taxes, including value added taxes, and any taxes and other duties in accordance with [****], unless Purchaser provides Evergreen with a valid certificate of exemption.
          (c) Payment. Terms of payment are net [****] days from the date of shipment for all shipments in the first Quarter of any year during the term of this Agreement and [****] from the date of shipment for all shipments in the other Quarters of any year during the term of this Agreement. All payments are non-refundable, except as set out in this Agreement and shall be made in Euros by wire transfer to an account designated by Evergreen to Purchaser. Evergreen reserves the right to withhold shipment or request advance payment or letter of credit arrangements in the event Purchaser is delinquent in making payments. Late payments shall bear interest at the rate of eighteen percent (18%) per year from the date due, accruing daily, or the highest rate permitted by applicable law, whichever is less.
     9. TERRITORY
     Purchaser shall distribute the Products purchased from Evergreen hereunder solely in the Territory. Purchaser shall not market, sell, or distribute the Products outside of the Territory or to customers or end users outside the Territory, directly or indirectly, without the prior written approval of Evergreen.
     10. TERM AND TERMINATION; [****]
          (a) Term. This Agreement shall commence on the Effective Date and shall terminate on the Termination Date. The term of this Agreement shall be extended for additional periods of one (1) year if the Parties agree to minimum quantities and prices applicable to such years and the Parties execute a signed, written amendment of Schedule 1, which includes the quantities and prices applicable to such extended term. A copy of any such amended schedule shall be attached to this Agreement. The Parties shall discuss whether such extensions are mutually agreeable starting a year prior to the Termination Date.
          (b) Termination for Cause. A Party (“Terminating Party”) may terminate this Agreement with immediate effect by notice to the other Party (“Breaching Party”) on or at any time after the occurrence of any Termination Event. “Termination Events” shall be defined as
               (i) The Breaching Party passing a resolution for its winding up or dissolution or a court of competent jurisdiction making an order for the Breaching Party’s dissolution;

               (ii) The opening of insolvency proceedings against the assets of the Breaching Party or the refusal of the opening of insolvency proceedings due to a lack of assets or the appointment of an official receiver by a court or the taking possession or realisation of all or of a part of the Breaching Party’s assets by a creditor or by an official receiver appointed by a court or by a sequestrator, or the implementation of measures of compulsory enforcement, irrespective of their nature, provided that no such proceeding shall be a Termination Event if the proceeding has been dismissed before the Breaching Party received the notice of termination or if the proceeding has been dismissed or if, within [****] days after the appointment without the consent or acquiescence of the potentially Breaching Party reaching a settlement with of any trustee, receiver or liquidator of the potentially Breaching Party or of all its creditors; or;
               (iii) The Breaching Party reaching a settlement with all its creditors other than for the purpose of refinancing the Breaching Party in the ordinary course of business;
               (iv) A material breach by the Breaching Party of its obligations under this Agreement, unless the Breaching Party cures such breach within sixty (60) days after receipt of written notice of such material breach by the Terminating Party. A material breach by Evergreen shall include, without limitation, except in the case of a force majeure pursuant to Section 17(d), the following events:
     (A) the failure of Evergreen to supply the quantities set out in Quarterly Commitments in any [****] Quarters in breach of this Agreement,
     (B) the failure of Evergreen to supply Products with the Specifications (as defined herein), which failure shall be deemed to occur if [****] or more of the Products that Evergreen delivers in [****] exhibit a common defect in manufacture, workmanship, design or construction (other than defects that are solely cosmetic in nature) which causes the Product to materially fail to meet the Specifications; or
     (C) the failure of Evergreen to pay any amount in a timely manner as required under this Agreement.
A material breach by Purchaser shall include, without limitation, except in the case of a force majeure pursuant to Section 17(e), the following events:
     (A) the failure of Purchaser to purchase the quantities set out in Quarterly Commitments in any two Quarters in breach of this Agreement; or
     (B) the failure of Purchaser to pay any amount in a timely manner in breach of this Agreement.
          (c) Effect of Termination. Upon termination of this Agreement by the Terminating Party, the Terminating Party may, at its option, cancel all unshipped Purchase Orders without further obligation. Sections 1, 8, 10(c) and (d), 11 through 16(b) shall survive any termination of this Agreement. In addition, any right or legal obligation of a Party contained in any addendum or amendment to this Agreement, that by its express term or nature would reasonably extend for a period beyond the term of the Agreement, shall also survive the termination of the Agreement for such extended period.
          (d) No Liability for Termination. In the event of a permitted termination of this Agreement, neither Party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of the other Party. A termination shall not, however, relieve either Party of obligations incurred prior to termination of this Agreement.
          (e) [****]
          (f) [****]
      11. INTELLECTUAL PROPERTY
          (a) Ownership. Either Party shall retain all rights to its intellectual property rights, in particular to any patents, trademarks, know-how, copyrights, design rights and utility rights and all modifications and derivative works thereof (the “Intellectual Property Rights”). Evergreen shall grant to Purchaser a perpetual, non-exclusive, non-sublicensable and fully paid-up license to Evergreen’s Intellectual Property Rights to the extent such license is required for the use, sale and distribution of the Products and the User Documentation by Purchaser or Purchaser’s Affiliates. Purchaser hereby agrees to assign, and does hereby assign, to Evergreen ownership of all intellectual property rights in the Products and User Documentation to the extent that Purchaser may obtain any rights therein or thereto. Purchaser shall have no liability for infringement of Evergreen’s intellectual property rights based on resales of Products made by any of Purchaser’s customers outside the Territory if Purchaser reasonably believed such customers would not resell the Product outside the Territory.
          (b) Improvements. Except as otherwise expressly agreed between the Parties, if Purchaser makes any Improvement (as defined below) to the Products or User Documentation or intellectual property rights therein, whether or not patentable, Purchaser shall grant and does hereby grant to Evergreen a perpetual, royalty-free, worldwide, non-exclusive license to make, have made, use, sell, offer to sell, sublicense and otherwise exploit such Improvement. As used herein, “Improvement” means any improvement, enhancement, modification, invention, trade secret, feedback or suggestion that is primarily based on, derived from or applicable to all or any part of the Products or User Documentation.
          (c) User Documentation. Purchaser will not disclose or distribute any documentation provided by Evergreen except for documentation provided for that purpose, in particular User Documentation. User Documentation may be provided in hard copy form or on electronic media from which Purchaser may make additional copies except as expressly prohibited by Evergreen in writing. Purchaser shall not modify the User Documentation without the prior written consent of Evergreen.

          (d) Trademarks. The Parties may use each other’s trademarks, trade names, logos or service marks (collectively, “Trademarks”) in connection with such Party’s promotion and distribution of Products only after obtaining the prior written consent of the other Party on a case-by-case basis, in its sole discretion, provided that Purchaser may identify Evergreen as the manufacturer and/or supplier of the Products, and Evergreen may identify Purchaser as a distributor of the Products, as the case may be, without the need for consent of the other Party. Each Party’s use of the other Party’s Trademarks shall fully comply with all guidelines that may be provided by the other Party concerning the use of its Trademarks. All use of the Trademarks of one party by the other shall inure solely to the benefit of the trademark holder, and neither party shall obtain any rights with respect to any of the Trademarks of the other. Purchaser and its direct and indirect customers shall retain the Trademarks as the Trademarks appear on the Products and User Documentation.
          (e) Proprietary Notices. Purchaser shall not remove any copyright, patent, Trademark or other proprietary notices, markings or legends from the Product or User Documentation and shall reproduce all such notices, markings and legends on all copies of the Product and User Documentation permitted under this Agreement.
          (f) No Implied Licenses. No licenses are granted to Purchaser or Evergreen under this Agreement except as expressly set forth in this Section 11 (Intellectual Property), either expressly or by implication, estoppel or otherwise. ALL RIGHTS NOT EXPRESSLY GRANTED HEREIN ARE RESERVED TO EVERGREEN OR PURCHASER, AS THE CASE MAY BE, OR THEIR RESPECTIVE LICENSORS.
     12. CONFIDENTIALITY
          (a) Confidential Information. “Confidential Information” means information in any form that may be disclosed by a Party (“Disclosing Party”) to the other Party (“Receiving Party”) provided that it shall be either (i) marked as “Confidential” or “Proprietary” if disclosed to the Receiving Party in tangible form, or (ii) if disclosed orally, is reduced by the Disclosing Party to a writing conspicuously marked “Confidential” or “Proprietary” and given to the Receiving Party within thirty (30) days of such oral disclosure provided, however, that reports and/or information related to or regarding the Disclosing Party’s business plans, business methodologies, strategies, technology, specifications, development plans, customers, prospective customers, billing records, and products or services will be deemed Confidential Information of the Disclosing Party even if not so marked or identified unless such information is the subject of any of the exclusions set forth in Section 12(b). Any confidential or proprietary information embodied in the Products, and the copyrights in and to the User Documentation are proprietary to Evergreen and, for that purpose, shall be deemed to be the Confidential Information of Evergreen, whether or not marked as described above.
          (b) Exclusions. Notwithstanding the provisions of Section 12(a) (Confidential Information), Confidential Information excludes information that the Receiving Party can demonstrate in writing: (i) is or becomes part of the public domain through no fault or breach of the Receiving Party; (ii) is rightfully known to the Receiving Party prior to receipt from the Disclosing Party, as shown by Receiving Party’s written records; (iii) is subsequently rightfully obtained by the

Receiving Party from a third party that has the legal right to disclose such information to the Receiving Party or (iv) is independently developed by the Receiving Party without use of Disclosing Party’s Confidential Information and without the involvement of Receiving Party’s employees who had access to Disclosing Party’s Confidential Information. Receiving Party shall be permitted to disclose Disclosing Party’s Confidential Information if such disclosure is required by law, provided that the Receiving Party provides the Disclosing Party with prompt written notice of such requirement prior to such disclosure or, if a prior disclosure is not possible, without undue delay after disclosure; or is permitted by the express terms of this Agreement, or by implication in the case of the User Documentation.
          (c) Use and Disclosure. Each Party agrees that it (i) shall use such Confidential Information of the Disclosing Party only to the extent reasonably necessary to perform its obligations or exercise its rights under this Agreement and (ii) shall not disclose, or permit to be disclosed such Confidential Information, either directly or indirectly, to any third party except as permitted under this Agreement or otherwise approved in writing by the Disclosing Party. Either Party agrees to exercise at least reasonable care in protecting the Confidential Information of the other Party from unauthorized use and disclosure but in no event lass care than such Party takes to protect its own Confidential Information. Notwithstanding the foregoing, Purchaser may disclose the Product and User Documentation to third parties in connection with the marketing and sale of the Products pursuant to this Agreement.
          (d) Confidentiality of Agreement. The terms and conditions of this Agreement shall be treated as Confidential Information and shall not be disclosed to any third party, except (i) with the other Party’s consent, which shall not be unreasonably withheld; (ii) as may be required by law or regulation or in connection with public offerings or securities filings; (iii) in confidence, to its legal counsel, accountants, investors and financial advisors; (iv) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; and (v) in confidence, as reasonably required in connection with a financing or merger or acquisition of all or substantially all of the business or assets of Evergreen or Purchaser.
          (e) Publicity. The contents of any press release or publicity disclosing any aspect or the existence of the business relationship contemplated by this Agreement shall be subject to mutual agreement by the Parties. Neither Party shall issue any such press release or publicity without the prior written consent of the other Party unless such disclosure is required by law. Notwithstanding the foregoing, the Parties shall discuss and cooperate to issue a mutually agreed upon press release promptly after execution of this Agreement.
      13. WARRANTY SERVICES
          (a) Limited Product Warranty. All Products covered by this Agreement will be warranted to the end user per the conditions of the standard Evergreen warranty statements provided with the Products, a representative copy of which is attached hereto as Schedule 3. [****] Evergreen may modify such warranty from time to time in addition to providing differing warranties for different products and markets. Except as agreed above, this warranty is to the end user; provided, however, that Evergreen agrees to process warranty claims made by end users of the

Products forwarded to Evergreen from Purchaser in accordance in accordance with Section 13(b) (Warranty Claims).
          (b) Warranty Claims. Purchaser and its service providers shall document and notify Evergreen of claims, questions or concerns Purchaser receives under Evergreen’s warranty with respect to Products sold to Purchaser hereunder. Purchaser shall obtain information from the end user as reasonably requested by Evergreen to enable the Parties to determine whether the respective claim arises under the Evergreen warranty or arises from materials or services not provided by Evergreen. In the event of a claim by an end user under Evergreen’s warranty, Evergreen’s satisfaction of the claim with respect to the end user shall be deemed to also satisfy any related claim with respect to Purchaser; [****]. Upon Purchaser’s request, Evergreen shall reasonably inform Purchaser as to Evergreen’s processing of respective warranty claims forwarded to Evergreen from Purchaser.
          (c) Limitations. Notwithstanding anything to the contrary, the warranties provided by Evergreen do not apply to any Product which has been (i) altered by anyone other than Evergreen or personnel who are authorized by Evergreen or qualified to make repairs or (ii) used in combination with any other product if such use in combination results in the defect, (iii) damaged by improper environment, abuse, misuse, attempts to alter or repair without Evergreen’s authorization, accident or negligence, or (iv) used in violation of this Agreement, the User Documentation, or Evergreen’s other written instructions, if any, provided prior to such use. Evergreen agrees to Purchaser installing and integrating the Products into solar technology solutions in accordance with the specifications set out in the User Documentation.
          (d) Product Quality Inspection. Evergreen shall perform a quality inspection to identify obvious defects in Products before making the Products available for shipment to Purchaser. The program shall be implemented in Evergreen’s reasonable discretion to address issues such as excessive amounts of foreign material in the laminate of the Products, excessive amounts of cells with chips, visible cracks in cells of Products, excessive scratches on the frame of panels and glass, broken leads, damaged insulation, damaged or broken junction-box or improperly fastened frames.
      14. PRODUCT QUALITY
     Evergreen warrants that the Products are free from defects upon shipment, in particular, without limitations, free from excessive amounts of foreign material in the laminate of the Products, excessive amounts of cells with chips, visible cracks in cells of Products, excessive scratches on the frame of panels and glass, broken leads, damaged insulation, damaged or broken junction-box, improperly fastened frames and comply with the Specifications of the Products pursuant to Schedule 2. Notwithstanding section 13 (b) above, Purchaser’s sole remedy for a breach of this Section 14 (Product Quality) shall be for Evergreen to repair or replace the nonconforming Products. Purchaser must notify Evergreen of the nonconformity within three (3) business days of Purchaser’s discovery or notice of the nonconformity. The Parties shall cooperate in good faith to address recurring issues regarding quality of the Products.

     THE FOREGOING REMEDIES PROVIDED BY EVERGREEN ARE THE SOLE AND EXCLUSIVE REMEDIES FOR ANY BREACH OF WARRANTY AND THE EXPRESS WARRANTIES PROVIDED HEREIN ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY, OR FITNESS FOR A PARTICULAR PURPOSE. ANY PROTOTYPES OR PRE-RELEASE PRODUCTS THAT MAY BE FURNISHED BY SUPPLIER ARE FURNISHED “AS IS” WITH NO WARRANTIES OF ANY KIND.
      15. INDEMNIFICATION
          (a) Infringement Indemnification by Evergreen. Evergreen agrees to defend at its own expense any action brought against Purchaser to the extent that it is based on a claim that the sale or use of Evergreen’s Product in the Territory directly infringes [****], and will pay any costs and damages finally awarded against Purchaser in any such actions which are attributable to such claim. Notwithstanding the foregoing, this Section 15(a) (Infringement Indemnification by Evergreen) shall not apply to, and Evergreen shall have no liability for, any claim arising out of or relating to (i) the combination of any Product with any equipment or device not furnished by Evergreen, or (ii) use of an Improvement or other items provided to or requested by Purchaser, or (iii) any modification of any Product by anyone other than Evergreen or its authorized agents, or (iv) Purchaser’s failure to install or have installed changes, revisions or updates as instructed and paid for by Evergreen, (v) Evergreen’s compliance with Purchaser’s or an end user’s specifications, designs or instructions, or (vi) use of any Product in material violation of this Agreement, the User Documentation, or Evergreen’s reasonable written instructions, if any, received by Purchaser or end user prior to such use, in each case (i) through (vi) however only to the extent that the actions described in (i) through (vi) caused the infringement of the third party Intellectual Property Rights or trade secret. Should any Product become, or in Evergreen’s opinion be likely to become, the subject of a claim of infringement, Purchaser shall permit Evergreen as Evergreen may elect in its sole discretion and at Evergreen’s expense, to (i) procure for Purchaser the right to continue using such Product, (ii) replace or modify the Product so that it becomes non-infringing or (iii) refund to Purchaser the amount paid for any Products returned to Evergreen. Evergreen’s sole liability and Purchaser’s sole remedy for infringement claims shall be to obtain indemnity under the provisions of this Section 15(a) (Infringement Indemnification by Evergreen); provided, however, in the event that Evergreen is unwilling or unable to procure for Purchaser the right to continue using such Product, or to replace or modify the Product so that it becomes non-infringing, the Quarterly Commitments for Product purchases shall be appropriately adjusted.
          (b) Indemnification by Purchaser. Purchaser agrees to defend at its own expense any action brought against Evergreen to the extent that it is based on a claim arising out of or relating to any of the exclusions set forth in Sections 15(a) (i), (ii), (iii) (but only to the extent that Purchaser carries out or authorizes such modifications ) (iv), (v) or (vi) or Purchaser’s marketing, warranties or distribution of the Products, and will pay any costs and damages finally awarded against Evergreen in any such actions which are attributable to such claim.

          (c) Procedure. Each Party’s (“Indemnifying Party‘s”) indemnification obligation is subject to the conditions that (i) the other Party (“Indemnified Party”) notifies the Indemnifying Party in writing of any such claim without undue delay, and (ii) the Indemnified Party provides all information and assistance reasonably requested by the Indemnifying Party for the defense and settlement of such claim. As long as the Indemnifying Party is defending a claim, the Indemnified Party shall provide or cause to be provided to the Indemnifying Party information reasonably requested by the Indemnifying Party relating to such claim and the Indemnified Party shall otherwise cooperate with the Indemnifying Party and its representatives in good faith in order to effectively contest such claim. Indemnity claims under this section 15 shall not become time-barred until 3 (three) months after final settlement of the respective underlying actions or claims.
      16. LIMITATION OF LIABILITY
          (a) EXCEPT WITH RESPECT TO A MATERIAL BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 12 (CONFIDENTIALITY) AND A FAILURE TO DELIVER AS SET FORTH IN SECTIONS 3 AND 10(e), IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING FROM CONTRACT, TORT OR NEGLIGENCE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFIT, LOSS OF GOODWILL, OR SUBSTITUTE PROCUREMENT, OR FOR DAMAGES DUE TO DELAYS IN SHIPMENT, DELIVERY OR USE OF PRODUCTS PURCHASED HEREUNDER, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THE DAMAGES FOR A FAILURE TO DELIVER AS REQUIRED IN SECTION 3 SHALL BE SUBJECT TO THE LIMITATIONS IN SECTION 10(e).
          (b) EXCEPT FOR PURCHASER’S PAYMENT OBLIGATIONS OR A MATERIAL BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 12 (CONFIDENTIALITY), THE TOTAL AGGREGATE LIABILITY OF EACH PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING SECTIONS 13 (WARRANTY SERVICES) AND 15 (INDEMNIFICATION)) SHALL NOT EXCEED THE TOTAL PURCHASE PRICE PAID BY PURCHASER TO SUPPLIER FOR THE PRODUCTS OR SERVICES TO WHICH SUCH CLAIM RELATES; [****]
          (c) THESE LIMITATIONS OF LIABILITY SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THIS SECTION DOES NOT EXCLUDE LIABILITY FOR PERSONAL INJURY OR DEATH OR FOR WILFUL MISCONDUCT TO THE EXTENT THAT SUCH LIABILITY CANNOT BE EXCLUDED OR LIMITED UNDER APPLICABLE LAW.
      17. GENERAL
          (a) Relationship. The relationship of the Parties is that of independent contractors. There is no relationship of agency, partnership, joint venture, employment or franchise between the Parties, and neither Party has the authority to bind or incur any obligation on the part of the other.

          (b) Governing Law; Dispute Resolution. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts without reference to conflict of laws principles, and not by the 1980 U.N. Convention on Contracts for the International Sale of Goods. Except as otherwise specified in this Agreement or the Schedules hereto, or as may be agreed by the Parties, any dispute or claim arising out of or in connection with this Agreement or the performance, breach or termination thereof shall be finally resolved by binding arbitration in accordance with the then current rules of arbitration of the American Arbitration Association (the “Rules”) by three arbitrators selected in accordance with such rules. Such arbitration shall be held in Boston, Massachusetts, and the proceedings and all pleadings, filings, written evidence, decisions and other relevant documents shall be in English. Any written evidence in a language other than English shall be submitted with an English translation. Any final decision issued in the arbitration shall be binding and conclusive upon the Parties to this Agreement and may be entered as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, each Party may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Section and without any abridgment of the powers of the arbitrator.
          (c) Export Laws. Any and all obligations of Evergreen to provide Products, documentation, or other materials shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. Each Party warrants to the other that it will comply with the Export Administration Regulations and other United States laws and regulations governing exports in effect from time to time. In the event Purchaser orders Products other than Spruce Products only manufactured outside of the United States as contemplated in Section 6(a) (Shipment), Purchaser is solely responsible, at its own expense, for obtaining all necessary import and re-export permits and certificates and for the payment of any and all taxes and duties imposed upon the movement and delivery of the Products.
          (d) Notices. All notices or communications of any kind made or required to be given pursuant to this Agreement shall be in writing and delivered to the other Party at the address first set forth above, unless either Party gives notice to the other Party of a change of address. Notices for purposes of the Price Change Adjustments provided for in Schedule 1 shall be made by facsimile and email as follows and shall be deemed delivered on the date sent (unless such date is not a business day, in which case the notice shall be deemed delivered on the first business day thereafter):
     In the case of notices to Evergreen:

Attention:	J. Terry Bailey, Sr. Vice President
Christian M. Ehrbar, General Counsel
Facsimile	+1 (508) 229-7722
Email:	tbailey@evergreensolar.com and cehrbar@evergreensolar.com

     In the case of notices to Purchaser:

Attention:	Matthias Belz, Managing Director
Facsimile:	+49 6061 9670 10
Email:	m.belz@ralos.de
          (e) Force Majeure. Neither Party is liable for its failure or delay to perform its obligations under the Agreement so long as the delay is due to strikes, wars, failure of suppliers or manufacturers, revolutions, acts of terrorism, fires, floods, explosions, earthquakes, shortages in labor, components or materials caused by forces outside of the reasonable control of Evergreen or its vendors or suppliers, government regulations, or other causes beyond its reasonable control.
          (f) Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except that each Party may assign this Agreement to a successor in connection with the transfer of all or substantially all of the business or assets of such Party, whether by sale, merger, operation of law or otherwise. Subject to the foregoing sentence, this Agreement will be binding upon and inure to the benefit of the Parties, their successors and assigns. Notwithstanding the foregoing, Evergreen may at any time and from time to time pledge or grant a security interest in all or any portion of its rights, title and interest under this Agreement as collateral security to secure obligations of Evergreen; provided that no such pledge or grant of a security interest shall (a) release Evergreen from any of its obligations hereunder or (b) substitute any such pledgee or grantee for Evergreen as a party hereto with any rights or remedies hereunder.
          (g) Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.
          (h) Miscellaneous. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the Parties. Amendments to this Agreement must be in writing, signed by the duly authorized officers of the Parties. If any provision of this Agreement or a provision later on included in this Agreement be or become null and void as a whole or in part, or should a gap in this Agreement become evident, this does not affect the validity is held by a court of competent jurisdiction to be contrary to law the remaining provisions. No waiver or modification of this Agreement shall be valid unless in writing signed by each Party. The waiver of a breach of any term hereof shall in no way be construed as a waiver of any other term or breach hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
[signature page follows]

     IN WITNESS WHEREOF, Evergreen and Purchaser acknowledge that they have read this Agreement, including any Schedules, understand them and agree to be bound by their terms and conditions effective as of the Effective Date.

Evergreen Solar, Inc.		Ralos Vertriebs GmbH

By:	/s/ Richard M. Feldt	By:	/s/ Mattias Belz
	Name: Richard M. Feldt		Name: Mattias Belz
	Title: Pres. & CEO		Title: Managing Director
	Date: May 21, 2008		Date: 21/05/2008
ATTACHMENTS:
Schedule 1 — Additional Terms
Schedule 2 — Products
Schedule 3 — Warranty
Schedule 4 — Flash Test Data Sample

Schedule 1
Additional Terms
Territory:
     The Territory shall encompass [****]
Product Applications:
     Purchaser’s use and distribution of the Products is limited to [****].
Supply Period:
     The supply period shall continue through December 31, 2013 (“Termination Date”).
[****]
Firm Commitment Quantities:

Delivery Period	2008	2009	2010	2011	2012	2013
Firm Quantity (MWp)	[****]	[****]	[****]	[****]	[****]	[****]
“Wp” means the specified Watts peak output power of the respective Products. Where used to specify quantity of Products, Wp is the Wp of a unit of the respective Product times the number of units of such Product.
“MWp” means MegaWp, which is 106 Wp.
Additional Variable Commitment Quantities:
     In addition to the firm commitment quantities set forth above, Evergreen may make available to Purchaser up to [****].

Prices:
     Pricing is in Euros €/Wp. Except as otherwise adjusted pursuant to the Substantial Market Change and the Exchange Rate Adjustment price adjustment provisions set forth below, the pricing applicable to all Products until the Termination Date shall be as set forth in the following table. The “Scheduled Price” means the price for the respective year according to this table:

Shipping Period	2008	2009	2010	2011	2012	2013
Standard Product Configuration (Product 1 or B grade Product)	€[****]	€[****]	€[****]	€[****]	€[****]	€[****]
     [****]
     Pricing for the B grade product (as defined in Schedule 2) will be set at [****]% below that of A grade Product in the same period.
Price Change Adjustments:
(1)	Substantial Market Changes

[****]

(2)	Price Change Determinations

[****]

(3)	Exchange Rate Adjustment

[****]
***

Schedule 2
Products
Product 1 (proposed ES-A Series) PV Panel Description/Specifications:
•	Configuration: 6 x 19 standard Evergreen cell configurations; planned 190 Wp to 220 Wp class panel.

•	Panel Rated Minimum Power and Tolerance: Product power tolerance specification for ES-A Series or equivalent Products will be -0% to +4.99Wp.

•	Safety and quality certifications: Product electrical characteristics are based on the results of production line test performed at the MC connectors in accordance with IEC 904-1 at Standard Test Conditions (1000 W/m2 with IEC904-3 reference solar spectral irradiance distribution, AM1.5 and 25C). Evidence of certification per IEC 61730, UL or ETL of the foregoing shall be provided to Purchaser prior to its issuance of the first Purchase Order.

•	Cables, Frame Grounding, Glass: Cables will be standard MC or accepted equivalent, and frame grounding holes will be located on the side of the panel frame. Glass will be non-glare, rolled type.
Grade B Product PV Panel Description/Specifications [****]
     [****]

Schedule 3
Warranty
SPRUCE LINE™ photovoltaic modules
Limited Warranty
Limited Warranty: Materials or Workmanship
Evergreen Solar warrants the modules to be free from defects in materials or workman-ship under normal application, installation, use, and service conditions. If the product fails to conform to this warranty, then, for a period ending sixty (60) months from date of sale to the original consumer purchaser, Evergreen Solar will, at its option, either repair or replace the product or refund the purchase price. The repair, replacement, or refund remedy shall be the sole and exclusive remedy provided under this warranty.
Limited Warranty: Power Output
Evergreen Solar warrants for a period of ten (10) years from the date of sale to the original consumer purchaser that the power rating at Standard Test Conditions will remain at 90% or greater of Evergreen Solar’s Minimum Specified Power Rating. Evergreen Solar further warrants for a period of twenty-five (25) years from the date of sale to the original consumer purchaser that the power rating at Standard Test Conditions will remain at 80% or greater of Evergreen Solar’s Minimum Specified Power Rating.
Evergreen Solar will, at its option, repair or replace the product, refund the purchase price, or provide the purchaser with additional modules to make up lost power, provided that such degradation is determined to be due to defects in materials or workmanship under normal installation, application, and use. The relevant Minimum Specified Power Rating is defined in Evergreen Solar’s product data sheet at the time of shipment. Standard Test Conditions are irradiance of 1000W/m2, 25° C cell temperature, and AM 1.5 light spectrum.
Limitations and Conditions
The remedy set forth in these limited warranties shall be the sole and exclusive remedy provided under the extended term warranty, unless otherwise agreed by Evergreen Solar in writing. In Germany, these limited warranties are neither a “guarantee of the quality” of the module pursuant to § 443 BGB (German Civil Code) nor are they an “acceptance of a guarantee” pursuant to §276 BGB.
The limited warranties set forth herein do not apply to any module which in Evergreen Solar’s sole judgment has been subjected to misuse, neglect, or accident; has been damaged through abuse, alteration, improper installation or application, or negligence in use, storage, transportation, or handling; or has in anyway been tampered with or repaired by anyone other than Evergreen Solar or its agent.
The limited warranties do not cover costs associated with module installation, removal, testing, packaging, transportation, or reinstallation; other costs associated with obtaining warranty service; or costs, lost revenues, or lost profits associated with the performance or nonperformance of defective modules.
Any modules repaired or replaced by Evergreen Solar under a warranty claim shall be covered by the same warranties and original term as the first product purchased under said claim. The term shall not be prolonged or reset from the date of sale to the original consumer purchaser. Any replaced parts or products become the property of Evergreen Solar.
These limited warranties apply only to the first end-user purchaser of the modules or to any subsequent owners of the original building or site where the modules were first installed. The limited warranties set forth herein are expressly in lieu of and exclude all other express or implied warranties, including but not limited to warranties of merchantability and of fitness for particular purpose, use, or application and all other obligations or liabilities on the part of Evergreen Solar, unless such other warranties, obligations, or liabilities are expressly agreed to in writing signed and approved by Evergreen Solar.
Evergreen Solar shall have no responsibility or liability whatsoever for damage or injury to persons or property, or for other loss or injury resulting from any cause whatsoever arising out of or related to the product, including, without limitation, any defects in the module, or from use or installation. Under no circumstances shall Evergreen Solar be liable for incidental, consequential, or special damages, howsoever caused.
Evergreen Solar’s aggregate liability, if any, in damages or otherwise, shall not exceed the payment, if any, received by seller for the unit of product or service furnished or to be furnished, as the case may be, which is the subject of claim or dispute. Some jurisdictions do not allow limitations on implied warranties or the exclusion or limitation of damages, so the above limitations or exclusions may not apply to you.
If a part, provision, or clause of terms and conditions of sale, or the application thereof to any person or circumstance is held invalid, void, or unenforceable, such holding shall not affect and leave all other parts, provisions, clauses, or applications of terms and conditions remaining, and to this end the terms and conditions shall be treated as severable.
This warranty gives you specific legal rights; and you may also have other rights that vary from state to state and country to country. Neither party shall be in any way responsible or liable to the other party, or to any third party, arising out of nonperformance or delay in performance of the terms and conditions of sale due to acts of God, war, riot, strikes, unavailability of suitable and sufficient labor, and any unforeseen event beyond its control, including, without limitations, any technological or physical event or condition which is not reasonably known or understood at the time of sale.
Any claim or dispute regarding these warranties shall be governed by and construed in accordance with the laws of the State of New York (US).
Obtaining Warranty Performance
If you feel you have a claim covered by warranty, you must promptly notify the dealer who sold you the module of the claim. The dealer will give advice handling the claim. If further assistance is required, write Evergreen Solar for instructions.
The customer must submit a written claim, including adequate documentation of module purchase, serial number, and product failure. Evergreen Solar will determine in its sole judgment the adequacy of such claim. Evergreen Solar may require that product subject to a claim be returned to the factory, at the customer’s expense. If product is determined to be defective and is replaced but is not returned to Evergreen Solar, then the customer must submit adequate evidence that such product has been destroyed or recycled.
Note: This document may be provided in multiple languages. If there is a conflict among versions, the English language version dominates.

	Worldwide Headquarters	Customer Service — Americas and Asia
	Evergreen Solar Inc.	Evergreen Solar Inc.
	138 Bartlett Street	138 Bartlett Street
	Marlboro, MA 01752 USA	Marlboro, MA 01752 USA
	T: +1 508.357.2221 | F: +1 508.229.0747	T: +1 508.357.2221 | F: +1 508.229.0747
www.evergreensolar.com	info@evergreensolar.com	sales@evergreensolar.com

Valid from 1st April 2007 / W_US_010407	© 2007 Evergreen Solar, Inc.

Schedule 4
Flash Test Data Sample

Panel Test Data Report for Pallet: xxx-yyyyyy
This is the STC electrical flash test data for the PV panels listed below as measured by Evergreen Solar at the time of manufacture.
In order to provide you with the most accurate and the best benchmarked data available, Evergreen Solar’s flash testing uses the latest state of the art technology from the world’s leaders in flash test equipment.
This test data is provided to customers for informational purposes only.
The electrical specifications that are valid for warranty purposes are defined in the Installation Guide supplied with this product.
Evergreen Solar provides no guarantees that the listed PV panels will deliver the exact same results when tested by a third party.

Item #	Serial #	Pallet ID	Product ID	Date Tested	Isc (A)	Imp (A)	Voc (V)	Vmp (V)	Pmax (W)
1	4901200702190000214	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 10:53	7.9	7.1	32.2	25.3	178.3
2	4901200702190000247	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 11:44	7.9	7.2	32.2	25.7	184.1
3	4901200702190000244	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 11:40	7.7	7.1	32.3	25.8	183.1
4	4901200702190000195	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:05	7.8	7.1	32.4	25.9	185.3
5	4901200702160000375	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:15	7.8	7.2	32.2	25.6	183.8
6	4901200702190000252	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:02	8.0	7.2	32.5	26.0	185.8
7	4901200702160000376	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:14	7.8	7.1	32.3	25.8	182.4
8	4901200702190000255	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:13	7.9	7.1	32.2	25.5	181.4
9	4901200702190000258	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:19	7.9	7.1	32.4	26.0	183.9
10	4901200702190000250	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:00	7.9	7.1	32.4	26.0	184.1
11	4901200702190000194	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:06	7.9	7.2	32.4	25.8	186.1
12	4901200702190000260	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:23	7.8	7.1	32.2	25.5	181.0
13	4901200702190000261	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:24	8.0	7.2	32.5	26.0	186.1
14	4901200702190000262	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:25	8.0	7.1	32.0	25.5	181.5
15	4901200702190000254	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:12	7.9	7.1	32.3	25.3	180.2
16	4901200702190000264	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:27	7.8	7.1	32.2	25.3	181.1
17	4901200702190000249	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 11:47	8.1	7.1	32.3	25.8	184.0
18	4901200702190000232	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 11:20	8.0	6.8	32.3	26.0	178.0
19	4901200702190000263	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:36	8.0	7.1	32.5	26.1	185.8
20	4901200702190000205	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 11:53	8.0	7.2	32.4	25.4	183.1
21	4901200702190000236	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 11:24	7.9	7.1	32.0	25.4	179.5
22	4901200702190000274	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:51	7.9	7.0	32.3	26.3	183.9
23	4901200702190000277	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:55	7.8	7.1	32.2	25.4	180.6
24	4901200702190000283	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 13:03	8.0	7.2	32.4	25.8	184.9
25	4901200702190000267	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:34	7.9	7.1	32.1	25.8	182.9
26	4901200702190000286	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 13:07	8.1	7.2	32.0	25.1	179.6
27	4901200702190000285	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 13:05	7.7	7.1	32.0	25.7	182.9
28	4901200702190000306	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 13:52	8.1	7.1	32.1	25.5	181.1
29	4901200702190000305	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 13:46	7.9	7.2	32.3	25.8	185.3
30	4901200702190000297	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 13:39	7.9	7.1	32.0	25.5	181.3